Exhibit (e)(13)

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of this 31st day of January, 2008 between Veramark Technologies, Inc., a Delaware corporation with its principal office located at 3750 Monroe Avenue, Pittsford, New York 14534 (the “Company”), and Thomas McAlees, an individual residing at 6689 Golf View Rise, Victor, New York 14564 (“Executive”).

WHEREAS, the Company desires to employ Executive as Vice President of Engineering and Operations of the Company upon the terms and conditions hereinafter set forth, and

WHEREAS, Executive desires to serve in such capacity upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be bound, the parties agree as follows:

1. Employment—Duties.

(a) The Company hereby agrees to employ Executive as Vice President of Engineering and Operations of the Company, and Executive hereby accepts such employment by the Company. Executive shall report to, and be under the direction of the Company’s President (“President”) and shall have such duties as may be specified by the President. Executive’s duties may be changed from time to time by the President; provided, however, that Executive’s position, authority, duties and responsibilities shall be no less senior and executive in nature than those customarily performed by a vice president. Executive shall perform his duties for the Company principally at the offices of the Company, provided, however, that Executive acknowledges and agrees that travel in furtherance of the Company’s business is required in connection with the performance of Executive’s duties hereunder. Executive agrees to devote his best efforts and all his business time, skills and attention exclusively to the business and the best interests of the Company. During the term of this Employment Agreement, Executive shall not engage in any other business activity.

2. Term.

(a) Unless sooner terminated as provided in Section 5 of this Employment Agreement, the initial term of this Employment Agreement (the “Initial Term”) shall commence on March 3, 2008 (“Commencement Date”) and end on March 3, 2011. On March 3, 2011, and each anniversary thereafter, the term of this Employment Agreement will be automatically extended beyond the Initial Term for additional successive one-year periods unless either party notifies the other in writing not less than thirty (30) days prior to each anniversary of the Commencement Date that this Employment Agreement will not be extended.

(b) The termination of this Employment Agreement, however arising, shall not affect any of the provisions hereof as are expressed to operate or have effect after the termination of Executive’s employment.

3. Compensation.

(a) Base Salary. From the Commencement Date, as compensation for Executive’s services, the Company shall pay to Executive a salary at the rate of One Hundred Thirty Thousand Dollars ($130,000) per annum (the “Salary”). The Salary shall be reviewed six (6) months from the Commencement Date (on or about September 3, 2008), twelve (12) months from the Commencement Date (on or about March 3, 2009) and annually thereafter, and may be increased (but not decreased) from period to period, based on reviews of Executive’s performance and as determined by the President in his sole discretion. Any increase authorized by the President shall be effective as of a date determined by the President in his sole discretion.

The Salary shall be payable in accordance with the executive payroll schedule in effect from time to time at the Company (currently on a bi-weekly basis), but in no event less frequently than monthly.

(b) Bonus.

(i) Annual Performance Bonus. Executive will participate in the Management Performance Bonus as approved by the Board

(ii) Restricted Stock Award. Executive shall be eligible for an award of Sixty Thousand (60,000) restricted shares (“Restricted Shares”) of the Common Stock of the Company subject to the terms and conditions of the Company’s Long Term Incentive Plan (“The Plan”). The Restricted Shares are performance based and Executive shall be deemed to earn the such shares ratably over a three (3) year period upon the achievement of total revenue, operating profit, stock price and product development goals which shall be determined by the President on or before March 31, 2008. Should Executive earn any of the Restricted Shares based on the goals established, the Company, at the request of Executive, agrees to purchase from the Executive up to fifty percent (50%) of the Restricted Shares earned in any calendar year. Any such purchase shall be at the option of the Executive upon written notice to the Company from the Executive within one year of the date such Restricted Shares are deemed earned. The purchase price for each such Restricted Shares shall be the fair market value of the Company’s common stock on the date such Restricted Shares were deemed earned, as determined by the Board, consistent with prior practice. Payment for such Restricted Shares shall be made within fifteen (15) days of receipt of the aforementioned notice and receipt of the certificate(s) representing the Restricted Shares duly endorsed by the Executive.

4. Benefit Plans, Vacations, Expenses.

(a) During the term of this Employment Agreement, Executive shall be eligible to participate in all medical, disability, bonus, stock option, 401(k) or other benefit plans or arrangements generally made available by the Company to its executive employees, and other perquisites generally afforded from time to time to other executive employees of the Company. Without limiting the foregoing:

(i) Executive shall be entitled to receive four (4) weeks of paid vacation in each full calendar year of this Employment Agreement.

(ii) The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with performing services hereunder for the Company in accordance with the Company’s policies in effect from time to time for all executive officers of the Company; provided that such expenses are necessary and appropriate to Executive’s employment hereunder; and further provided that Executive submits to the Company written, itemized expense accounts and such additional substantiation and justification as the Company may reasonably request.

5. Termination.

(a) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b) Cause. The Company reserves the right to terminate this Employment Agreement and Executive’s employment with the Company for Cause. As used herein, “Cause” means:

(i) Executive’s conviction for, or guilty plea or plea of nolo contendre with respect to, any felony or any lesser crime involving moral turpitude, theft or fraud;

(ii) Executive’s misconduct or gross negligence which has resulted or is likely to result in material damage to the Company or its reputation and which is not cured within twenty (20) days after written notice specifying such misconduct or gross negligence, provided that Executive shall only be entitled to one (1) notice under this provision;

(iii) Executive’s act of theft, fraud, or dishonesty in respect to the Company;

(iv) Executive’s failure or refusal to perform any of his material duties or to carry out the lawful instructions of the Board or the President, which is not cured within thirty (30) days after written notice specifying the failure or refusal, provided that Executive shall only be entitled to one (1) notice under this provision;

(v) Executive’s serious misconduct, unrelated to the Company’s business and affairs, which, in the reasonable opinion of the President, will bring Executive or the Company into disrepute or seriously and prejudicially affect the interests of the Company, or

(vi) Executive’s breach of any covenant set forth in Section 7 of this Employment Agreement.

Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination (as hereinafter defined in Section 5(e) below) specifying the particulars thereof. Without limiting the foregoing, the Executive shall be afforded the opportunity to meet with the President, the Board or an authorized committee of the Board to discuss and review the matters contained in the Notice of Termination.

(c) Disability. The Company reserves the right to terminate this Employment Agreement and Executive’s employment with the Company as a result of Executive’s Disability. As used herein “Disability” means Executive’s physical or mental disability or illness which renders Executive unable to perform the essential functions of Executive’s duties in a reasonably satisfactory manner under this Employment Agreement for a period of six (6) consecutive months or One Hundred Eighty (180) days within a twelve month (12) period.

(d) Voluntary Termination. Executive and the Company reserve the right to terminate this Employment Agreement and Executive’s employment with the Company by Voluntary Termination. As used herein, “Voluntary Termination” shall mean termination by (i) Executive on Executive’s own initiative or (ii) by the Company on the Company’s own initiative for reasons not specified under Sections 5(a) through Section 5(c). Each party shall give the other at least thirty (30) days prior written notice of any Voluntary Termination. If Executive gives a Notice of Termination pursuant to this Section 5(d), the Company may, at its option, terminate the Employment Agreement and Executive’s employment with the Company at any time during the 30-day notice period by written notice to Executive.

(e) Notice of Termination. Any termination of this Employment Agreement and Executive’s employment by the Company shall be communicated by written Notice of Termination to Executive. Any termination for Voluntary Termination by Executive shall be communicated by written Notice of Termination to the Company. For purposes of this Employment Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(f) Date of Termination. “Date of Termination” shall mean:

(i) The date of expiration of the Initial Term or any extension period, unless this Employment Agreement is extended pursuant to Section 2(a);

(ii) If this Employment Agreement and Executive’s employment is terminated by his death, the date of his death;

(iii) If this Employment Agreement and Executive’s employment is terminated pursuant to Section 5(b) or 5(c), the date of the Notice of Termination; and

(iv) If Executive or the Company terminates this Employment Agreement and Executive’s employment pursuant to 5(d), the last day of the 30-day notice period, unless the Company exercises its option to terminate the Executive during the 30-day notice period, in which event the Date of Termination shall be the date specified in the Company’s written notice of its exercise of such option.

6. Compensation Upon Termination or During Incapacity.

(a) If this Employment Agreement and Executive’s employment is terminated pursuant to Section 5(a) or by Executive pursuant to Section 5(d), or if this Employment Agreement and Executive’s employment is terminated pursuant to Section 5(b), the Company shall pay to Executive, or to Executive’s estate, the Salary payable to the Date of Termination and any accrued and unused vacation for the year in which the termination occurs, pro rated to the Date of Termination; provided that if the Company exercises its option under Section 5(d), it will pay Executive the Salary for the remainder of the thirty-day notice period. In addition, the Company shall maintain Executive’s medical insurance coverage through the Date of Termination.

(b) During absence from work by reason of incapacity through ill health or injury, the Company shall pay Executive the Salary for each day of absence until the Date of Termination as a result of Executive’s Disability.

(c) If this Employment Agreement and the Executive’s employment is terminated by the Company pursuant to Section 5(d) and other than in connection with the Company’s exercise of its option to terminate Executive’s employment during the 30-day notice period in connection with a Voluntary Termination by Executive, then the Company shall pay to Executive the compensation payable pursuant to Section 6(a). In addition, and subject to execution and delivery by Executive of a severance agreement and release in form and substance satisfactory to the Company, (i) the Company shall continue to pay Executive the Salary at the rate in effect on the Date of Termination for a period equal to three (3) months from the Date of Termination plus an amount equal to that amount of the Performance Bonus paid to Executive for the prior calendar year pro-rated to the Date of Termination. The Company shall continue Executive’s medical coverage for the period during which it continues to pay the Salary pursuant to this Section 6(c), unless Executive obtains medical coverage through other employment.

(d) The provisions of this Section 6 shall be Executive’s sole and exclusive remedy in the event of termination of this Employment Agreement and Executive’s employment hereunder.

7. Confidentiality and Restrictions.

(a) Executive hereby recognizes that the value of the Confidential Information, as defined below, of the Company and the Confidential Information to be disclosed to Executive by the Company and its affiliates in the course of Executive’s employment with the Company is attributable substantially to the fact that such Confidential Information has been and continues to be maintained by the Company, its affiliates, and their respective licensors, suppliers, contractors, customers, and prospects in the strictest confidentiality and secrecy and is unavailable to others without the expenditure of substantial time, effort or money. Executive, therefore, covenants and agrees to keep strictly secret and confidential the Confidential Information in accordance with the following provisions of this Section 7(a). Executive covenants and agrees that, during the term of this Employment Agreement, and at all times thereafter, Executive shall safeguard the Confidential Information, and Executive shall not, directly or indirectly, use or disclose any such Confidential Information except as required in the course of Executive’s employment with the Company. In implementation of the foregoing, Executive shall not disclose any of the Confidential Information to any employee or consultant except to the extent that such disclosure is necessary for the effective performance of such employee’s or consultant’s responsibilities to the Company. The obligations undertaken by Executive pursuant to this Section 7(a) shall not apply to any Confidential Information which hereafter shall become published or otherwise generally available to the public, except in consequence of a willful act or omission by Executive in contravention of the obligations hereinabove set forth in this Section 7(a), and such obligations shall, as so limited, survive expiration or termination of this Employment Agreement. As used in this Section 7, “Confidential Information” means all information not in the public domain relating to the business of the Company, its affiliates, and their respective customers, prospects, licensors, suppliers and contractors, and the designs, products and programs developed and/or commercialized by any of the foregoing, including, without limitation, information relating to inventions, ideas, designs, discoveries, know-how, methods, research, engineering, data, databases, operations, techniques, software, software codes, customer lists, prospect lists and other trade secrets.

(b) On the termination of this Employment Agreement for any reason, Executive will deliver to the Company all correspondence, documents, papers and other media containing information about the Confidential Information together with all copies thereof in Executive’s possession or control.

(c) During the term of this Employment Agreement and for a period equal to twelve (12) months after the termination of this Employment Agreement for any reason whatsoever (except in the case of termination of this Employment Agreement by the Company pursuant to Section 5(d) in which case the applicable period above shall be reduced to six (6) months), Executive shall not engage (and shall assure that none of Executive’s agents, affiliates or associates engages) in competition with, or directly or indirectly, perform services (as employee, officer, manager, consultant, independent contractor, advisor or otherwise) for or own any equity interest (other than an aggregate of not more than one percent (1%) of the stock issued by any publicly held corporation) in any enterprise that engages in competition with the business conducted by the Company or by any of its affiliates, anywhere in the world.

(d) During the term of this Agreement and for a period equal to twelve (12) months after the termination of this Employment Agreement for any reason whatsoever (except in the case of termination of this Employment Agreement by the Company pursuant to Section 5(d) in which case the applicable period above shall be reduced to six (6) months), Executive shall not, directly or indirectly, solicit for employment, offer employment to, or employ for Executive’s own account or for the account of another, any employee or consultant of the Company or any of its affiliates; provided, however, that this section 7(d) shall not prohibit any such person from soliciting or hiring anyone solely by means of a general solicitation that is not directed at the employees (or any particular employee) of the Company.

(e) During the term of this Agreement and for a period equal to twelve (12) months after the termination of this Employment Agreement for any reason whatsoever (except in the case of termination of this Employment Agreement by the Company pursuant to Section 5(d) in which case the applicable period above shall be reduced to six (6) months), Executive shall not, directly or indirectly, solicit, raid, entice or otherwise induce any customer and/or supplier of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates or to do business with a competitor with respect to products and/or services that are competitive with the products and/or services of the Company or any of its affiliates.

(f) Executive shall not, during or after the term of this Agreement, make any statement nor do any act which will disparage, defame or injure the goodwill or reputation of the Company.

(g) Executive agrees that the restrictions in this Section 7 are reasonable and necessary to protect the Confidential Information. Executive expressly agrees that, in addition to any other rights or remedies which the Company may have, the Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Section 7 by Executive, including a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and Executive consents to the entry of such an order and injunctive relief and waives the making of a bond or undertaking as a condition for obtaining such relief.

8. Intellectual Property

Executive acknowledges and agrees that the Company is and remains the sole owner of all the fruits and proceeds of Executive’s services hereunder, including, but not limited to, all ideas, designs, inventions, concepts, developments, discoveries, whether or not protectable, and other properties which Executive may create or conceive in connection with Executive’s employment hereunder during the term of this Employment Agreement, free and clear of any claims by Executive (or any successor or assignee of Executive) of any kind or character whatsoever other than Executive’s right to compensation hereunder. Executive further acknowledges and agrees that the Company is and remains the sole owner of all ideas, inventions, concepts, developments, discoveries, whether or not protectable, and other properties which Executive may create or conceive within twelve (12) months of the Date of Termination and which are based, in whole or in part, on the Confidential Information, free and clear of any claims by Executive (or any successor or assignee of Executive) of any kind or character whatsoever other than Executive’s right to compensation hereunder. Executive agrees that he shall, at the request of the Board, execute such assignments, certificates or other instruments as the Board shall from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s rights, title and interest in or to any properties referred to in this Section 8.

9. Miscellaneous.

(a) Entire Agreement. This Employment Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all other prior or contemporaneous agreements of the parties with respect to said subject matter are hereby merged into and superseded by this Employment Agreement. This Employment Agreement may not be changed, modified or amended other than by a further written agreement signed by both parties hereto.

(b) No Waiver. The failure or omission of either party to insist, in any instance, upon strict performance by the other party of any term or provision of this Employment Agreement or to exercise any of such party’s rights hereunder shall not be deemed to be a modification of any term hereof or a waiver or relinquishment of the future performance of any such term or provision by such party, nor shall such failure or omission constitute a waiver of the right of such party to insist upon future performance by the other party of any such term or provision.

(c) Governing Law and Venue. This Employment Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of New York, without giving effect to any choice of law doctrine. Any litigation arising between the parties shall be within the exclusive jurisdiction of the courts of the State of New York, Monroe County, or if the jurisdiction prerequisites exist at the time, the Federal Courts of New York with venue to be in the Western District of New York, and the parties hereby waive any right to object to personal jurisdiction and venue.

(d) Notice. Any notice, request, demand, statement, authorization, approval or consent made hereunder shall be addressed to the appropriate party at the address written above in writing, and shall be hand-delivered or sent by Federal Express, or other reputable courier service, or by postage prepaid certified mail, return receipt requested, or by facsimile or electronic mail (copy by postage prepaid certified mail), and shall be deemed given when delivered if hand delivered or sent by Federal Express or other reputable courier service, or when sent if sent by certified mail, facsimile or electronic mail.

Either party may change its address for the receipt of such notices by giving written notice to the other party in the manner herein provided.

(e) Assignment. This Employment Agreement shall inure to the benefit of, and bind,

the parties hereto and their respective successors and assigns, provided, however, Executive shall not assign or transfer any of his rights under this Employment Agreement nor delegate any of his duties hereunder without the prior written consent of the Board.

(f) Severability. If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Employment Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

(g) Key Employee Insurance. Company, in its sole discretion shall have the right at its expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which the Company shall be the beneficiary. Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with the Company in obtaining such insurance.

(h) Headings and Counterparts. Headings are inserted for reference purposes only and shall not affect the interpretation or meaning of this Employment Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which, together, will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement, the Company by its duly-authorized officer, as of the date set forth above.

VERAMARK TECHNOLOGIES, INC.

By:	/s/ Anthony C. Mazzullo
Anthony C. Mazzullo,
President and Chief Executive Officer

Executive

/s/ Thomas McAlees
Thomas McAlees